Exhibits 5 and 23.1

Charles F. Hertlein, Jr.
(513) 977-8315

December 1, 1999

Structural Dynamics Research Corporation
2000 Eastman Drive
Milford, Ohio 45150

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-3, prescribed pursuant to the Securities Act of 1933, to be filed by Structural Dynamics Research Corporation (the "Company") with the Securities and Exchange Commission on or about December 3, 1999, under which 466,654 shares of the Company's Common Stock without par value ("Common Stock") are to be registered.

We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Articles of Incorporation and Code of Regulations and the record of proceedings of the shareholders and directors of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and up to 466,654 shares of Company Common Stock have been issued and sold upon the terms set forth in the Registration Statement, such shares will be legally and validly issued and outstanding, fully-paid and nonassessable.

Very truly yours,

DINSMORE & SHOHL LLP

/S/ Charles F. Hertlein, Jr.

Charles F. Hertlein, Jr.